CONSENT OF INDEPENDENT AUDITORS



We consent to the reference in the Registration Statement (Form S-8) pertaining to Spartech Corporation's Incentive Stock Option Plan and 401(k) Savings & Investment Plan for the registration of 2,000,000 shares of its common stock and to the incorporation by reference therein of our report dated April 17, 1998, with respect to the consolidated financial statements of Polycom Huntsman, Inc. included in the Current Report on Form 8-K/A, as filed with the Securities and Exchange Commission on June 15, 1998.



                             /s/Ernst & Young LLP
                             Ernst & Young LLP


Pittsburgh, Pennsylvania
July 29, 1998